Voyager Learning Company

First Half 2007 Conference Call

July 26, 2007 at 3:00pm EST

Transcript for July 26 Conference Call.

Good afternoon, everyone. Welcome to the Voyager Learning Company First Half 2007 conference call. I will now turn the call over to Ms. Shannan Overbeck.

Thank you Operator.

My name is Shannan Overbeck and I was recently named Voyager Learning Company's new head of IR. Before turning the call over to Richard Surratt, Voyager Learning Company's President and CEO, I have a few comments about the information we are providing today.

A transcript and web cast of today's call will be available on the company's new corporate website, Voyagercompany.com.

Please note that statements will be made on today's call that are forward-looking in nature and that there are risks associated with these statements that could cause Voyager Learning Company's performance to differ materially from statements made today.

Non-GAAP figures are discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in filings with the SEC, and on the company's website.

You can find a discussion of these risks in our press releases and documents previously filed by the company with the SEC.

The information presented today is based on our preliminary and unaudited results through June 30, 2007. Final audited results could differ from those reported on this call.

Let me now turn the call over to Richard.

Richard Surratt

Thanks Shannan and welcome everyone to our first half 2007 business update.

Participating in the call with me today will be Ron Klausner, President of Voyager operating business, and Brad Almond, CFO of Voyager operating business. Both are located in Dallas and have responsibility for our Voyager operating business that publishes and sells education solutions in the k-12 market.

On today's call I plan to cover corporate items, Brad will discuss first half 2007 results for the Voyager operating business, and then Ron Klausner will discuss our outlook for the education sector in general and Voyager's products and customers in particular. Following these prepared comments we will take questions as time allows.

I would like to start with an update on our restatement efforts.

We announced in late June that we anticipated filing our 2005 10-K in 45 to 60 days.

We continue to believe we are currently on track to do that having now completed most of the audit field work for the restatement and having submitted a well vetted 10-K to our independent auditor for review. While we feel better than we have at any time in this process because we have gotten through some tangible milestones, there is no assurance that something will not come out of our auditors review until it is complete that could further delay our filing.

Once the 2005 10-K is filed, we will next focus our efforts on completing 2006 financials and filings. Preliminarily, we project that we will file the 2006 financials sometime during the first quarter of 2008. While we still have a fair amount of work to do to finalize our 2006 financials and complete the 2006 audit, we anticipate significantly fewer problems than we ran into completing our restatement work for prior periods, primarily because 2006 is one year compared to five and because much of the work we've done to clean up prior years paves the way for us to move faster through the 2006 audit.

We now expect the total restatement adjustments through 3rd quarter 2005, excluding impairment charges, to reduce previously reported earnings before interest and taxes by approximately $225mm to $230mm. This compares to a range of $170mm to $195mm, excluding impairment charges, that we projected in December. For those of you keeping track, the reductions in restated earnings relative to our previously disclosed ranges will primarily further reduce previously reported earnings for the years 2001, 2002, and 2003. With regard to impairment, the Company has completed its internal impairment analysis and we expect to report a pretax impairment charge to goodwill of $181mm in fiscal year 2004.

Moving on to the transition of corporate functions to Dallas. Other than the fact that the restatement has taken longer than anticipated, the transition of corporate functions to Dallas is on schedule and going smoothly. We are now down to 13 corporate employees in Ann Arbor plus temporary external accounting and restatement help. That compares to just over 40 corporate employees at the beginning of 2006. We expect that we will remain at 13 corporate employees until the 2006 10-K and 2007 first quarter 10-Q are filed. In the mean time, Dallas is gearing up to prepare and file corporate financials effective with the second quarter 2007 10-Q so that we can file those as soon as possible after the 2006 10-K is filed.

With regard to cash, as of yesterday, we had approximately $50mm in cash and cash equivalents. Taking into account projected corporate cash flows for the remainder of the year, we expect to have cash on hand of approximately $85 to $95 million in early 2008 after receipt of tax refunds. That range is $5 to $10 million lower than the $95 to $100mm we projected in March with the difference being attributable to the fact that the 2005 restatement has taken longer and will cost $5 to $10mm more than we anticipated in March.

In line with what we disclosed in March, we have approximately $40 to $45mm in net present value of legacy liabilities related to retirement plans and long term lease obligations not related to the Voyager operating business. As mentioned in our March press release, we have the option to pay these liabilities out over time. We have been and will continue to evaluate the possibility of paying some of these obligations up front when it makes sense for us to do so and may do that during the course of 2007 or 2008.

In addition to the liabilities just mentioned, we have two potentially material legal contingencies that are not currently included in our cash projections because they are not estimatable at this time.

The first matter involves a claim for approximately $4 mm submitted by the company that bought the periodical microfilm processing and course pack businesses from PQIL in November of 2005. We believe that the liability, if any, is significantly less than the $4mm claimed. We are currently in discussions regarding these claims and may end up in arbitration if we are not able to settle them otherwise.

The second potential liability is for a law suit filed by a Texas company primarily alleging intellectual property infringement against Voyager for software development we outsourced in 2001. The claim was originally made in January 2005 and both parties participated in what I would call an unsuccessful mediation in May of this year. We have been vigorously defending this claim and are scheduled to start binding arbitration in September. The claimant has made claim in the tens of millions in its arbitration brief, far in excess of what we believe the potential liability might be, if any. At this point, there is no way to estimate the outcome of arbitration, and there is no assurance that damages, if any, will not be material. The Company's insurance provider is paying for most of the defense costs but has said it will deny coverage under the Company's insurance policy in the event the arbitration panel finds against the Company.

Finally, I would like to make a few comments regarding litigation and the ongoing SEC investigation stemming from our restatement.

A consolidated shareholder securities class action law suit continues in Federal court in Michigan. An amended complaint was filed by the claimants in that suit in January 2007 and we in turn filed a motion to dismiss in March. The motion to dismiss is scheduled to be heard in late August. If our motion to dismiss is not successful and if the suit is not otherwise settled, we anticipate that discovery in the shareholder suit would start sometime in late 2007 or early 2008 and that the suit could take 12 to 24 months to resolve. The company had D&O insurance during the period covered by the claim and we are working with our insurance carriers to vigorously defend the claim. At this point, there is no way to predict the outcome of suit or estimate damages, if any, and there is no assurance that expense incurred by the company as a result of the claim, if any, will not be material.

There is also a derivative lawsuit filed in Michigan. The Voyager Learning Company Board of Directors formed a special committee shortly after the derivative suit was filed to review and make recommendations regarding the allegations raised in the derivative action. The suit has been stayed in the Michigan court pending the conclusion of the Special Committee's review and report.

Lastly, the company continues to cooperate with the SEC in its investigation related to the restatement. We can't predict the outcome or timing of the SEC's investigation, but can say that we are not aware of any new material findings or allegations. We issued a press release in June 2006 summarizing the results of the Audit Committee investigation and the all of the material findings of which we are aware.

I would now like to introduce Brad Almond, CFO of the operating business to provide an update on first half 2007 results.

Brad Almond

Good afternoon everyone.

The following preliminary and unaudited financial information has not been reviewed or audited by our independent registered public accounting firm. Because this financial information is unaudited, it is considered preliminary and is therefore, subject to change. For clarity, the information presented here does not include corporate expenses covering such things as restatement costs, legacy obligations or corporate overhead and does not include the results of Proquest Information and Learning which was sold on Feb 9, 2007.

My comments will focus on the combined 2007 first half operating results of Voyager Expanded Learning, Explore Learning and Learning A to Z, hereafter referred to as the "Voyager Operating" business. From this point on, all references to Voyager or the Operating Business will mean the combined products from these three businesses unless otherwise noted.

For the six months ended June 30, 2007, the Voyager Operating business had estimated and preliminary revenue of $56 million, earnings before interest and tax, known as EBIT, of $6 million and earnings before interest, tax, depreciation and amortization, known as EBITDA of $16 million.

This compares to estimated and preliminary revenue of $61 million, EBIT of $8 million and EBITDA of $19 million for the same period in 2006.

First half 2007 revenue compared to first half 2006 is lower by about $5 million. There are two primary reasons that first half revenue on a GAAP basis is lower than last year. The first is that first half 2006 revenue includes a one time benefit from an accounting policy change that had the effect of moving approximately $4.0 million in revenue from late 2005 into early 2006. This one time benefit to 2006 revenue was described in our March press release. The second reason is that in 2007 we are deferring more revenue from each sale on average than we did in 2006. In 2007, our sales mix has continued to move more towards technology and support which require revenue to be recognized over the period in which the services are delivered.

From a sales perspective, we have experienced sales volume in the first half of 2007 equal to the sales volume in the first half of 2006. First quarter sales volume was about $4 million lower than first quarter last year, but second quarter sales volume was about $4 million higher than last year. While we are not particularly pleased with flat year-to-date sales volume compared to last year, we are encouraged by the growth in second quarter relative to last year. New products introduced in 2005 and 2006 targeting math intervention and middle school reading intervention as well as various technology additions to our products continue to grow nicely and have helped to offset lower sales in some of our older products. Ron will talk more about our products and market influences in a minute.

EBITDA and EBIT for the first half 2007 were both roughly $3 million short of the same measurement in the first half 2006. The $3 million decline is primarily the result of the $5 million revenue decline just mentioned, partially offset with some net spending improvements primarily in an improved margin from lower product costs.

Capital expenditures for the first half 2007 were approximately $5.0 million and are expected to finish between $10 and $12 million for the full year compared to $6 million in capex for the full year 2006. Capex is comprised of purchases of fixed assets, capitalized software development and certain curriculum development. Most of our capex is being spent on capitalized curriculum development at $3.5 million spent year-to-date, and on software development at $1 million spent year-to-date. The remaining $500,000 of capex spent year to date was for various fixed assets related to infrastructure. The 2006 capital expenditure of $6 million was low in comparison to 2007 planned expenditures due to the lack of available funds for investment as a result of occurrences at ProQuest. The increase in 2007 represents some catch up investment and is aimed at expanding or improving our products which includes the addition of technology components, expanded grade coverage, state specific versions and refreshed core versions.

Looking forward to 2008, we anticipate capital expenditures can be reduced into an expected range of $8 million to $10 million and thereafter, grown 5 to 10% per year in line with what we believe is achievable organic revenue growth.

Looking forward to the remainder of 2007, we are reaffirming full year guidance $116 to $124 million in revenue, $10 to $13 million in EBIT and $32 to $35 million in EBITDA. However, while the second quarter was relatively strong for us, the first quarter started slower than we anticipated so our current projections for the remainder of the year are that we will be at the lower end of these ranges by year end unless we are able to make up some of the first quarter shortfall in the second half of the year.

I'd like to finish by reminding people that these operating results exclude corporate expenses and the results of ProQuest I&L which was sold in February. We currently estimate that ongoing incremental cost of assuming the corporate functions necessary to operate as a stand-alone publicly traded company, exclusive of any remaining corporate legacy obligations and beginning in 2008, will be at the low end of $4 to $5 range previously anticipated.

I would now like to turn things over to Ron Klausner, President of Voyager.

Ron Klausner

Thank you Brad.

I would like to make some comments regarding our education business before opening up for Q&A.

First, looking back at 2006 and the first half of 2007, it's obvious that we have been operating in a very difficult environment.

In 2005, we embarked on an aggressive expansion of our sales force and then dealt with the growing pains from that expansion over the last 18 months. We have also had to deal with publicity stemming from a corporate restatement, a major debt restructuring, being delisted, and most recently, congressional hearings on potential conflicts of interest in implementation by the US Department of Education of the Reading First program.

Regarding the inspector general reports and congressional hearings, I think it is important for our shareholders and other constituents to know that at no time has Voyager or anyone from Voyager been accused of wrong doing. Simply put, schools bought our products and continue to buy our products because our products work and are effective.

I can't leave 2006 behind without saying how personally proud I am of our employees. They have done an excellent job of responding to the issues that began in 2006 and carried into 2007. We have a passionate group of people who believe in what we are doing, and they have continued to focus on making a difference in the lives of children and customers who use our products. One of the tangible ways we measure that is in turnover, and I'm pleased to say that employee turnover continues to remain relatively low.

It is important to note that Q3 is a key quarter for us because it typically represents our largest revenue quarter and is therefore critical to making our full year numbers. Generally, as the third quarter and October goes, so goes the full year for us. We believe we have done the things necessary to meet our goals for the remainder of 2007, including updating key products and taking steps to fill important sales positions and improve our sales force effectiveness. As a result, we feel that we have good momentum going into the second half and I am optimistic about our ability to execute on our plan for the remainder of the year.

Our primary product investments in 2007 include a major revision and significant enhancements to Voyager Passport which is our K-5 reading intervention product, initially developed five years ago. A significant portion of our capital expenditures this year is to refresh Passport and make changes designed to make it easier for teachers to use and to incorporate a new web based capability to increase practice for children. We are also building into Passport more learning tools for English Language and Special Education learners which will make Passport suitable for use in what is referred to in the industry as a three-tier Response to Intervention model. This model is important because recent special education regulations at the federal level were written to encourage schools to use response to invention models with special ed students and we expect large numbers of schools to move in that direction. We are soft launching the version of Voyager Passport now and are targeting a full launch in January 2008. The early reaction from customers who have reviewed the new version of Passport has been very positive.

We have also made major enhancements to our middle school reading program called Passport Reading Journeys, and added a web based component for our math intervention program called Vmath. Both Passport Reading Journeys and Vmath, as well as our e-commerce products are growing significantly relative to last year and have offset some of the weakness in older products.

In terms of the competitive landscape, it is clear that competition in reading and math intervention has increased as the basal publishers have committed more resources to intervention products and new entrants have emerged. However, we believe we have a unique set of products whose efficacy, when implemented with what the industry calls "fidelity", can differentiate us from the crowd. When implemented properly, our customers have realized average gains in reading scores of 20% to 100% or more compared to expected gains. The counter to this is that it's clear when our customers don't implement with fidelity, there is a wide disparity in results. In the past year we have spent significant time understanding the conditions under which our programs will be successful and have become more aggressive in educating our customers about what it means to implement with fidelity and the conditions necessary to achieve success. In some instances this directness has resulted in lost business which is part of the reason our sales have been relatively flat. But in our view, it is better for us to focus on those situations and customers who are committed to succeeding and believe that, over the long-term, it will serve us better when the conditions for student gains using our products is high.

From a competitive perspective, we believe our products have two major advantages which differentiate us from the basal and other publishers. First, we have an extensive implementation and service organization that works with educators and administrators to enhance and monitor implementation and progress of our program. Our business model is built around implementing, monitoring and providing feedback in a way that most of our competitors' models are not. Second we have recently introduced enhancements to our products that blend our teacher instruction materials with web based independent student instruction to make them both easier for teachers to use and more engaging for students. When combined with our evidence based research and a robust student assessment and data management system, we believe this approach will allow us to maintain our strong position in the k-5 reading intervention market for years to come.

Industry wise, we see what we believe is generally a favorable funding environment for reading and math intervention spending for the remainder of 2007 and into 2008. Obviously, No Child Left Behind reauthorization is getting a lot of press, some of it suggesting that NCLB might not be reauthorized. In our judgment, we don't think that is likely and believe that prescriptive accountability in reading and math is here to stay regardless of who controls congress or the white house. One of the primary changes we do expect going forward is more focus on measuring and rewarding schools based on the rate students are improving rather than the achievement of specific levels on tests. We believe this change, should it occur, is likely to be favorable to us. Our customers have shown that disadvantaged kids using our programs can and do realize significant rates of improvement when our products are implemented and used properly.

There is a good possibility, in my view, that Reading First funding will be reduced starting in 2008. However, offsetting that, we expect other sources of funding such as Title 1, which is currently our largest funding source, and funding for math intervention, middle school reading programs, and special education to see increases. Bottom line, there are going to be changes in funding sources, and while we will seek to take the appropriate actions to position our product offerings in line with those changes, it's just too early at this point to say with any certainty how the changes will affect Voyager or the rest of the education industry longer term.

To summarize, we believe we have a solid business in Voyager and one that is capable of growing the top line organically at 5 to 10% annually despite a more competitive landscape. We've faced a pretty strong head wind over the last 18 months, but we believe we have weathered the storm and now have in place or in development the necessary product and organizational changes to keep Voyager on track and capitalize on our capabilities in a still attractive market.

Richard Surratt

Thanks Ron.

We would now like to open the line for questions, but before doing so, I am going to ask that each person you keep it to one question each so that we can accommodate as many callers as possible first introduce themselves before asking your question.

I will also say that for reasons I am sure most of you will understand, I will not be able to say more about any open litigation or investigation other than what was summarized earlier.

With that said, we will be happy to turn it back over to the operator to facilitate questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from Scott [Crysic] with C.L.

Scott Crysic - C: L King - Analyst

Hi, thanks.

Richard Surratt - Voyager Learning Co. - President and CEO

Hi, Scott.

Scott Crysic - C: L King - Analyst

Of -- about $120 million in sales you expect to do this year, about how much of that is going to come from Passport? And, then if you can give more color if you still believe you have a competitive advantage in Early Reading or if that has gone away somewhat and where you stand competitively in math and middle school reading?

Ron Klausner - Voyager Learning Co. - President

Okay, I will have Brad answer the first half and Ron you are better off answering the second part if that's okay.

Brad Almond - Voyager Learning Company - CFO, Operating Business

Scott, this is Brad Almond. The Passport sales we expect-- let me give you a broad range for competitive reasons as well as others. But roughly $120 million which is the midpoint of our guidance. We would expect the Passport to be in there between let's say 40 and $42 million worth of that.

Richard Surratt - Voyager Learning Co. - President and CEO

Can you repeat that question one more time?

Scott Crysic - C: L King - Analyst

The question is, I think you guys had a competitive advantage in Early Reading being one of the first people in the lining and having-- aligning with the national standards I was wondering if you still believe you have that competitive advantage and also from a competitive standpoint because you weren't first to market or early to market with math and middle school reading where you stand there.

Ron Klausner - Voyager Learning Co. - President

I would answer you as follows. You are absolutely correct. We were one of the early movers to market. Some of the evidence based principals that you're referencing, that landscape has flattened out, the field has leveled. If you believe, and I do believe, that results and accountability are here to stay, then we believe that the two critical differentiators that we have in order to achieve better results is not the evidence based principals because everybody has that. But one is the notion of servicing and implementing customers with a large service of implementation organization. In the disadvantaged urban and disadvantaged rural schools these environments are not the same. And the quality of the implementation will often dictate success. So that is the infrastructure that we have in place and we feel very, very confident about.

The second thing that we've done is we have gone forward this blended approach. Why have we gone forward this blended approach, which means teacher instruction with individual student web base instruction, because one, it makes it easier for the teacher to perform small group instruction. Two, if you think about it, the children that we serve in large numbers have not been exposed to a lot of language, not been exposed to a lot of text. What this does is it increases their time on task. These are two very, very good differentiators that we believe we introduced.

Richard Surratt - Voyager Learning Co. - President and CEO

Let me take a shot at the second half of that question.

The question about not having the same first to market advantage in V-math and in Journeys, clearly if you look at where we are, as Ron started in his response, we did have an advantage in the K-5 reading intervention market. We believe that we've got probably the largest market share in that market. If you look at middle school reading, there clearly is with Scholastic Read 180 a competitor who's essentially got that position already. We were playing catch-up there. If you look in the math sector, what you see is a very kind of fragmented market right now, There really is no leader. Our benefit is that we believe that the company has built a good reputation around its brand name. We've gor a sales force that we think is quite effective and has been improving significantly over the last year. And we think that we are in as good a position as anybody to slug it out in those other two areas not withstanding the fact that we don't have the first-to-market advantage as we did in the reading area.

Scott Crysic - C: L King - Analyst

Well, I guess just to follow up, then Richard, because you said, or in somebody's comment that you hoped to get more traction there. Was it just that you weren't getting it because it was so new and people are now really accepting it? Or some customers had issues with the products as they were launched?

Richard Surratt - Voyager Learning Co. - President and CEO

For which ones?

Scott Crysic - C: L King - Analyst

For math and Journeys.

Richard Surratt - Voyager Learning Co. - President and CEO

Journeys is - the only thing is with Journeys we were behind. Where Reading is so we are playing catch-up. We were very pleased. I think as both Ron and Brad alluded to in their comments, those are two of our faster growing products that are helping to offset what has been lower sales in some of our older products. So, no, we are actually quite pleased with those-- specifically with those areas with the growth we are seeing.

Scott Crysic - C: L King - Analyst

Okay, just two quick number questions and I will jump off. At its peak, how much -- how big was Passport in sales and then also did you confirm that next year in ongoing basis about $5 million in corporate expense was appropriate?

Brad Almond - Voyager Learning Company - CFO, Operating Business

Scott, this is Brad, I will take that question. The Passport at its peak was north of $50 million. That's a lot north but a little ahead of $50 million. And, yes, we did confirm that the -- that we expect the corporate expenses that we would need to add in as a stand alone publicly traded company would be 4 to $5 million but we currently are seeing that to be at the lower end of that range.

Richard Surratt - Voyager Learning Co. - President and CEO

Closer to 4. Significantly closer to four than to five. And, I will just mention on Passport, we talked about a couple of the newer products helping to offset lower sales and some of the older products. Passport is one of those. But as Ron mentioned it was in his part of the call here, you got to remember with Passport that was originally developed in 2002. Launched in 2003. This is really the first makeover that we've had with Passport. We're very excited about those changes and think that it will be substantially beneficial to Passport. We won't know that until we will see what customer reaction is but we feel good about the changes that are made to Passport over the last year.

Scott Crysic - C: L King - Analyst

Okay, thanks. I will jump back in queue.

Operator

Your next question comes from Joshua Horowitz with BH.

Joshua Horowitz - BH - Analyst

It's BH stands for Berger and Holdings, by the way. Couple of questions. Number one, Looking at the corporate expense 4 to $5 million of EBIT base of 10 to 13 wouldn't we be better off pursuing a sale of the company given that this overhead expenses is 50% of our EBIT and we were at a point where revenue base really doesn't justify being a stand alone public? We paid $360 million for Voyager and now the enterprise value of the entity is substantially below that.

Richard Surratt - Voyager Learning Co. - President and CEO

You know-- look-- I guess I'll start by saying the board recognizes it's got fiduciary duties as any good board does to -- to contemplate everything and look at all things. I will tell you that this management team is -- and this company, the operating company are focused very squarely on doing the things that are necessary to get this business back on what we think is a reasonable growth trajectory here.

Are those numbers big? Sure they're big, but there are a lot of publicly traded companies and those costs I don't think are unique to us. We have gone through and we've tried to skinny those the best we can. That's what it costs to be a publicly traded company. You have to have a board. You have to have SEC advice. You've got to do filings, you have to do Sarbanes-Oxley. You have to have audits done and those kinds of things. Is your point true that those are relatively big numbers? Yes, they're relatively big numbers. But, at this point, our focus is on the business-- the operating business and making sure that we get that right because we think that is the important thing for us to be doing.

Joshua Horowitz - BH - Analyst

And what would the level of net operating loss carry forwards be?

Richard Surratt - Voyager Learning Co. - President and CEO

In terms of tax attributes we are projecting currently that we'll have very little after we get done with our 2007 filing which will include the loss on the sale of PQIL. We had ProQuest Information and Learning. And we had NOLs. We had research and development tax credits. We had foreign tax credits. We bundled all that stuff and incorporated into our cash flow projection which gets us to the 85 to $95 million at the end -- at the beginning of '08 once we get the tax refunds back. When we are all done with that we will expect that the tax attributes that we have will be somewhere between 5 and $10 million and will primarily be AMT credits that we would be able to use against 2008 income and income going forward.

Joshua Horowitz - BH - Analyst

And final question, what plans will you have to do with the sub -- with the substantial cash balance presumably that there is nothing you are looking to acquire as you-- dust settles with your own business, what will we do with the cash?

Richard Surratt - Voyager Learning Co. - President and CEO

You know, I guess the way I would answer that question is as we sit here today we have these liabilities that we talked about. We've got shareholder lawsuits and et cetera. The board has not made any decisions with regard to the cash at this point and I think would like to see how 2007 plays out. The one thing I will tell you is-- that we had a conversation about-- is that I think we will admit that the company's record over the last five years of acquiring businesses was not the best. And so I think you can expect that we are not going to be out spending that money certainly on acquisitions. I think our objective and our marching orders and we think the right thing for us to focus on is getting things right at Voyager. Getting that business on track and turning it into a solid operating company.

Joshua Horowitz - BH - Analyst

Thank you.

Brad Almond - Voyager Learning Company - CFO, Operating Business

Josh, this is Brad. I would like to add one thing. When your comparison to your $4 million of your corporate cost to an EBIT of 10 to $13 million you might want to consider comparing against an EBITDA number. We carry an awful lot of amortization of purchase intangibles that depresses the EBIT number in the short-term.

Joshua Horowitz - BH - Analyst

Do on a normalized basis I guess as I'm looking at 32 and 35 in the EBITDA and 8 to 10 in Cap Ex, your talking about, call it 22 to 25 in EBIT less five in corporate expenses. so 17 to 20 before taxes?

Brad Almond - Voyager Learning Company - CFO, Operating Business

Yup. I would say less four. Because I think the thing we're guiding people now we think actually-- we think there's a good chance we will do better than four but we're definitely moving our-- think we were too conservative in our four to $5 million range. On the lower end of that. Those numbers are right.

Joshua Horowitz - BH - Analyst

So on an enterprise value of $200 million, the stock is not exactly expensive.

Richard Surratt - Voyager Learning Co. - President and CEO

I would hate to comment on the relative value of the stock.

Joshua Horowitz - BH - Analyst

I won't make you.

Richard Surratt - Voyager Learning Co. - President and CEO

Thank you.

Joshua Horowitz - BH - Analyst

Thank you.

Operator

Your next question comes from Michael [Melds] with Bear Stearns.

Michael Melds - Bear Stearns - Analyst

Hey, guys I have, I think, four questions. Can you just clarify, I came on a little late and I don't think I understood what you said about corporate expenses. You are saying four to $5 million. I understand that is just Voyager specific. I had always thought there was a tail, though, of other corporate expenses that you will have to incur in '08 'for legacy items and retirement plans and options. Can you just talk about what the kind of all in corporate costs will likely be?

Richard Surratt - Voyager Learning Co. - President and CEO

The answer is I don't have those numbers and quite frankly, Michael, the way that we try to get that information across to people and it may not be how people want it, but the way we try to do that is to say that if you take the starting cash position that we said we will have at the beginning of '08, all of those corporate legacy obligations have a value and MPV of 40 to $45 million. We could very well potentially settle some or all of those over the course of the next six months and that would change what the contribution of those items are to corporate expense.

We tried to not provide a corporate number that includes the legacy piece but to give you a way of valuing those obligations on an MPV basis and then focus the 4 to $5 million on the kind of on going level of additional expenditures that Voyager will have to incur going forward for it to be a stand alone company. In terms of options, of all those ones that you went through, there is not a significant amount of expense in options that is carrying over into 2008. And, the rest of it tends to be the--- what I really think is legacy stuff, pensions, the building up in Ann Arbor and those kinds of things. And where we can, we're looking to settle those things so they don't carry over into 2008.

Michael Melds - Bear Stearns - Analyst

Okay. It is fair to say there will be or likely be some expenses from those items.

Richard Surratt - Voyager Learning Co. - President and CEO

And the other way of saying that is true. And that the cash balances the extent we didn't settle and the cash balance will be -- will be in line with not having settled those items.

Michael Melds - Bear Stearns - Analyst

Okay. Also, I don't know if I just didn't see the press release. I don't know if you did not put out a press release. But, can you talk about the actual -- you gave numbers for the half, give us the quarterly numbers. You haven't given numbers in so long it will be helpful of the $56 million of revenue and the 60 of EBITDA. What's the composition there.

Richard Surratt - Voyager Learning Co. - President and CEO

At this point Michael we aren't going to do that. At some point we will start to break things out by quarter. But at this point we are going to keep them bundled because we are still transitioning the two businesses that were under PQIL education business. As I'm sure you can imagine, a lot of our focus has been on the 2005 financials. So we were comfortable on a year-to-date basis. But as it regards to split between the quarters we think that we want to wait until we get farther along with the audit work that needs to go on to 2007 to do that.

Michael Melds - Bear Stearns - Analyst

Okay. Ron, you had mentioned-- I appreciate you given the prescription on Reading First but you also mentioned the components of your funding you want to give us percentages there of exactly what is Reading First contributing to your sales and versus Title I. Think it would be tough to calculate. But since you mentioned it you have to have an idea.

Ron Klausner - Voyager Larning Co. - President

Reading First -- I'm sorry, Michael.

Michael Melds - Bear Stearns - Analyst

No, go ahead.

Ron Klausner - Voyager Larning Co. - President

Reading First is approximately in the low 20s% of our sales. And Title I is our largest funding source. And it would be a rough approximation. -- go ahead, Brad..

Brad Almond - Voyager Learning Company - CFO, Operating Business

Title I, it's a rough approximation. But sometimes your Title I purchases come through your district purchases, but we would estimate those anywhere between 45 and 55% would be the Title I

Michael Melds - Bear Stearns - Analyst

And the balance?

Ron Klausner - Voyager Larning Co. - President

Balance would be general funds or special Ed would be the third largest and then -- I don't have the percentage but probably around 10 to 15% and then the rest are just general funds or special initiatives.

Michael Melds - Bear Stearns - Analyst

State funding.

Brad Almond - Voyager Learning Company - CFO, Operating Business

Okay. But the -- you are saying over 70% of your sales comes from federal funding? That is accurate.

Ron Klausner - Voyager Larning Co. - President

Roughly.

Michael Melds - Bear Stearns - Analyst

And I think, sorry, my last question, just to -- you're re-iterating your operating guidance for the year. I understand there is moving pieces. But can you speak a little bit about the corporate expense for this year? The number has jumped around but it is a big number. Can you help us think about it relative to what you said a couple months ago. Where could that shake out for this year?

Richard Surratt - Voyager Learning Co. - President and CEO

And here I will tell you. Just to be very straightforward is we have not spent a lot of time on the 2007 corporate numbers because everybody in corporate is try -- running hard to make this filing of the 2005 10K. But really wasn't -- there aren't a whole lot of moving pieces relative to what we issued back in March. The only thing that is going different materially is the restatement. And we expected in March-- we at that point thought that we were going to finish in April and had cut back significantly in our projections to that point on the restatement costs for the remainder of the year.

But we are running at a clip of about a million and a half a month between KP&G and the outside folks that we were using on the restatement and we have been kind of at that full level from April through what now looks like it's going to be the end of August. That's where we get-- in a relative to what we put out in March a number that's 5 to $10 million greater. But, all the rest of it, the rest of it, as I said before, the rest of the transition is going smoothly in terms of the corporate people. It's a relatively small group. The building is what the building is. And all of the other obligations that we have, there's just not a lot of moving pieces other than the restatement work.

Michael Melds - Bear Stearns - Analyst

I think you had pointed previously to a roughly $30 million corporate line?

Richard Surratt - Voyager Learning Co. - President and CEO

Yup.

Michael Melds - Bear Stearns - Analyst

Now you are saying 35 to 40 is how you think of it?

Richard Surratt - Voyager Learning Co. - President and CEO

Correct.

Michael Melds - Bear Stearns - Analyst

Thank you very much.

Richard Surratt - Voyager Learning Co. - President and CEO

Thank you, Michael. Think that gets us through all of the questions that are in the queue there. There are no more. I want to thank everybody for joining us and we look forward to being able to update you on our next business update call. Have a good day.

Operator

This concludes today's conference. Thank you for participating, and you may now disconnect.